Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Post-Effective Amendment No. 3 to Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) of Southwestern Energy Company of our report, dated January 28, 2021, with respect to estimates of reserves and future net revenues to the GEP Haynesville, LLC interest in certain gas properties located in Louisiana, as of December 31, 2020. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement. We also consent to use of our name as it appears under “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 8, 2021